L&L Explores Surface Mining in Inner Mongolia

Company reaches agreement to sell the Ping Yi mine

SEATTLE, May 4, 2012. L & L Energy, Inc. (NASDAQ: LLEN) (“L&L”), a U.S.-based company with a five-year track record of profitable underground coal mining and distribution operations in China, has begun due diligence of targeted large-scale surface mines in Inner Mongolia, China for potential acquisition.

The eventual acquisition of surface mines and entry into long-term coal supply agreements in Inner Mongolia is expected to significantly expand and diversify L&L’s existing underground coal operations from south China into a national presence. Mr. Jingcai Yang, a recently appointed director of L&L, is assisting the Company in sourcing suitable surface mines. Mr. Yang, the former Chief Engineer at Shenhua Group Corporation Ltd. and former Chairman & CEO of Shengdong Coal Corporation, is an expert in surface mining in China.

Dickson Lee, Chairman & CEO of L&L stated, “We are now expanding our platform to target one million ton and larger surface mining operations in Inner Mongolia which will expand and diversify our mining portfolio. Our on-the-ground technical capabilities are in place, and we have built a strong team that includes Mr. Yang and Dr. Syd Peng, who bring industry connections in Inner Mongolia and U.S. mining technology, respectively, to our operations. ”

To further strengthen shareholder value, L&L has reached an agreement to sell the underperforming Ping Yi mine, which is one of five L&L underground mines. Under the terms of the agreement, L&L sells Ping Yi back to its original owners, while securing an off-take agreement at a discounted price to take advantage of the mine’s future production. The sale terms include, among others, a US $31 million sale price, payable in part as a prepayment on future coal purchased by L&L, and  future use of the mine’s coal washing facility. L&L purchased the mine in 2009 for approximately US $4 million.

Lee also commented, “We are committed to enjoying the long term benefits of consolidation in the Guizhou Province. Selling the Ping Yi mine is a healthy move and will allow us to focus our energy on purchasing additional mines, including those in Inner Mongolia. As L&L has developed more resources over the years, a diversification into larger, surface mining in Inner Mongolia, as well as upgrading our existing mining portfolio will ensure diversified growth with a positive impact on company’s bottom line.”

Forward Looking Statements
The statements contained words that are not historical fact, including statements related to Company's future performance, are all "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and that involve a number uncertainties. Actual results of the future events described in this document could differ materially. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:

L&L Energy, Inc.
(206) 264-8065
ir@llenergyinc.com